                                                                       EXHIBIT 5

                             [CRUSADER CAPITAL LOGO]

                                 230 Park Avenue
                                   Suite 1000
                            New York, New York 10169
                               Tel: (212) 472-6200
                               Fax: (212) 472-2228

                                                        Blair A. West
                                                        Managing Director
                                                        bwest@crusader.com

                                 March 16, 2006

VIA EMAIL
---------

Mr. Michael A. Barron
Chairman & Chief Executive Officer
Consumer Direct of America
6330 South Sandhill Road
Suite 8
Las Vegas, Nevada 89120

Dear Mr. Barron:

     Pursuant to our letter that we sent to you yesterday demanding a Special
Shareholder's Meeting for next Tuesday, March 21, 2006 at 10:00 am PST/1:00 pm
EST, be advised that at least one of our attorneys will be coming to your offices to attend that meeting with proxies from a majority of CSUA's shareholders and they will propose, among other things, resolutions to remove all current directors and the nomination and election of a new shareholder slate of directors.

     Should you unwisely decide not to hold this Special Shareholder's Meeting as scheduled, we will then simply file a Consent with proxies from a majority of the shareholders to unilaterally amend CSUA's Corporate By-Laws and remove all current directors.

     We will also be continually updating the SEC on an ongoing basis regarding our efforts to both hold the Special Shareholder's Meeting and to remove all current directors of the company. You are also hereby notified that we sent the
SEC a seven page letter yesterday detailing our concerns about you and the company. We requested the SEC to conduct its own investigation of you and the company, for which, we will provide our full cooperation.

                                                        Sincerely,

                                                        Crusader Capital

                                                        /s/ Blair A. West
                                                        -----------------------
                                                        Blair A. West
                                                        Managing Director

cc: Joseph Cosio-Barron, Corporate Counsel